SUB-ITEM 77-E
LEGAL PROCEEDINGS
LEGAL PROCEEDINGS

Since February
2004, Federated
and related entities
(collectively,
"Federated") have
been named as
defendants in several
lawsuits, that were
consolidated into a
single action in the
United States District
Court for the Western
 District of
Pennsylvania, alleging
excessive advisory
fees involving one
of the
Federated-sponsored
mutual funds.
Without admitting
the validity of any
claim, Federated
reached a final
settlement with the
Plaintiffs in these
cases in April 2011.